UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

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LIFE TIME FITNESS, INC.

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

March 7, 2013

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 25, 2013.

The notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your shares, as instructed in your proxy card or the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you received a Notice of Internet Availability of Proxy Materials, you may vote your shares over the Internet or request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

VOTING METHODS

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

a. Go to the Web site at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 24, 2013.

b. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, available to verify your identity and create an electronic ballot.

c.	Follow the simple instructions provided.

2. BY TELEPHONE

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 24, 2013.

c. Please have your proxy card available to verify your identity.

d.	Follow the simple instructions provided.

3. BY MAIL

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. Mark, sign and date your proxy card.

c.	Return it in the postage-paid envelope that will be provided.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held April 25, 2013.

The following materials are available for review on the Internet:

Proxy Statement for the 2013 Annual Meeting of Shareholders

Annual Report for the year ended December 31, 2012

To view the Proxy Statement and Annual Report, visit http://materials.proxyvote.com/53217R.

Your vote is important. Thank you for voting.

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders

To Be Held on April 25, 2013

The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 25, 2013 for the following purposes:

1. To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. To approve the Life Time Fitness, Inc. Executive Cash Bonus Plan;

4. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement; and

5. To transact other business that may properly be brought before the meeting.

Our board of directors has fixed February 26, 2013 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, please vote by Internet in accordance with the voting instructions set forth on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. You may revoke your proxy at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Chanhassen, Minnesota

March 7, 2013

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 25, 2013 at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of the Notice of Internet Availability of Proxy Materials to shareholders will commence on or about March 7, 2013.

Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders through the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote your shares, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date

Only shareholders of record at the close of business on February 26, 2013 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 43,484,971 shares of our common stock outstanding, each entitled to one vote.

Voting of Proxies

Proxies voted by telephone, Internet or mail in accordance with the voting instructions set forth in your proxy card or Notice of Internet Availability of Proxy Materials, and not revoked, will be voted in the manner specified. A shareholder providing a proxy retains the right to revoke it at any time before it is exercised by providing written notice to our Secretary of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

As stated in last year’s proxy statement dated March 5, 2012, shareholder proposals to be presented at this year’s annual meeting of shareholders and included in this proxy statement were due at our principal executive office by November 6, 2012. No such proposals were received. We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2014 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 7, 2013. We must receive any other shareholder proposals intended to be presented, and any director nominees for election, at the annual meeting of shareholders in the year 2014 at our principal executive office no later than January 25, 2014.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. Broker non-votes are explained under the “Shares Held in Street Name” section on page 2.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.

“Plurality-Plus” Guideline. In December 2012, we amended our Corporate Governance Guidelines to adopt a requirement that any director who fails to receive a majority of the votes cast “for” or “against” his or her election must promptly offer to resign, which is sometimes referred to as a “plurality-plus” guideline. In that event, the governance and nominating committee will make a recommendation on the offer to our board of directors and our board of directors must accept or reject the offer and publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.

Non-Binding Vote on Executive Compensation. The advisory vote on the compensation of our named executive officers as disclosed in this proxy statement is not binding on us. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the outcome of this proposal.

Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.

Shares Held in Street Name

The election of directors, the approval of the Life Time Fitness, Inc. Executive Cash Bonus Plan and the advisory vote on executive compensation are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies for the annual meeting. We may engage the The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of eight members.

Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting and the director’s successor has been duly elected and qualified. Our board of directors, upon the recommendation of our governance and nominating committee, has nominated the eight persons named below for election as directors. Unless otherwise directed, proxies solicited by our board of directors will be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the accompanying proxy form may vote for a substitute nominee selected by the governance and nominating committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position
Bahram Akradi	51	Chairman of the Board of Directors, President and Chief Executive Officer
Giles H. Bateman	68	Director
Jack W. Eugster	67	Director
Guy C. Jackson	70	Director
John K. Lloyd	66	Director
Martha A. Morfitt	55	Director
John B. Richards	64	Director
Joseph S. Vassalluzzo	65	Director

Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the board of directors’ conclusion that the nominee should serve as a director:

Bahram Akradi founded our company in 1992 and has been a director since our inception. Mr. Akradi was elected chief executive officer and chairman of the board of directors in May 1996. In December 2009, Mr. Akradi was appointed president of our company, a position he also held from 1992 through December 2007. Mr. Akradi has over 25 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and executive vice president. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.

Through his leadership roles in our industry, Mr. Akradi has gained extensive experience in the development and operation of health and fitness companies. As our founder, he has significant knowledge of all facets of our company, including the day-to-day operations of our in-center programs and offerings and the construction and design of our centers. Mr. Akradi’s long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our chairman.

Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as its chief financial officer and vice chairman until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1993 until he retired in 2000. Mr. Bateman serves as a director and the chair of the audit committee of WD-40 Company. Within the last five years, Mr. Bateman also served on the board of directors of United PanAm Finance Corporation.

Mr. Bateman has more than 20 years of public company operating experience, including as founder, chief financial officer and vice chairman of big-box retailer, Price Club, and has served on numerous public company boards. In addition to his leadership experience with a big-box retailer, he also has background and expertise in finance through his tenure as chief financial officer at Price Club as well as his service on numerous audit committees in the past. This experience allows him to provide guidance and counsel in his role as chairman of our finance committee.

Jack W. Eugster was elected a director of our company in October 2009. Mr. Eugster served as the chairman, president and chief executive officer of Musicland Stores Corporation, a retail music and home video company, for 21 years before his retirement in 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. He currently serves on the board of directors of two other public companies, Graco Inc. and Black Hills Corporation.

Mr. Eugster has a history of demonstrated leadership with major retail organizations. His significant experience in leadership positions, including chief executive officer, of retail companies is particularly valuable for us as he can provide strategic input on center development and in-center offerings and programs. Mr. Eugster also brings extensive governance experience to our board and company as he has served as a director of numerous public companies, including big-box retailers.

Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner for numerous public companies. He also serves as a director, and the chair of the audit committee, of two other public companies, Cyberonics, Inc. and Digi International Inc. Within the last five years, Mr. Jackson has also served on the board of directors, and chaired the audit committees, of EpiCept Corporation and Urologix, Inc.

Mr. Jackson brings more than 35 years of finance, audit and accounting experience to our board. Along with his years of experience with the accounting firm of Ernst & Young, LLP, serving many different companies and industries, Mr. Jackson is also a director, and chair of the audit committee, for two other public companies. Mr. Jackson’s significant experience in the finance area allows him to provide analysis and input to our finance, accounting and internal audit functions. This experience, and his service on other boards and audit committees, qualifies Mr. Jackson to serve as chairman of our audit committee.

John K. Lloyd was elected a director of our company in October 2009. Since 1997, Mr. Lloyd has been the president of Meridian Health, a New Jersey-based integrated health system which encompasses five hospitals and an extensive network of non-hospital healthcare services. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc. and Episcopal Hospital. He currently serves as chairman of the board of directors of QualCare Preferred Providers and QualCare Alliance Networks, Inc. Within the last five years, Mr. Lloyd has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.

As the president of Meridian Health, Mr. Lloyd has significant experience in the strategic development and operation of a network of health and wellness businesses within one corporate system. This experience allows Mr. Lloyd to provide valuable insight and guidance on organizational structure and employee programs within the health and wellness sector, as well as our technological systems and information safeguarding processes and procedures. Mr. Lloyd also brings additional public company governance experience to our board from his prior service as a director of Commerce Bancorp, Inc.

Martha (Marti) A. Morfitt was elected a director of our company in August 2008. Ms. Morfitt is a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, a position she has held since 2008. Ms. Morfitt is the former chief executive officer of Airborne, Inc., a privately held manufacturer and marketer of dietary supplements. Ms. Morfitt held this position from October 2009 through April 2012. Prior to her service at Airborne, Inc., Ms. Morfitt was the president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products. She held this position from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Prior to 1998, Ms. Morfitt held an executive position at the Pillsbury Company. Ms. Morfitt is also a director of Graco Inc. and lululemon athletica inc. Within the last five years, Ms. Morfitt has also served on the board of directors of Solta Medical, Inc.

As the president and chief executive officer of CNS, Inc., Ms. Morfitt gained significant experience leading a publicly held consumer products company. Ms. Morfitt also gained significant leadership experience in the consumer products industry as the chief executive officer of Airborne, Inc. In addition to her leadership experience at CNS, Inc. and Airborne, Inc., Ms. Morfitt also serves as a director of two other public companies. Ms. Morfitt is well suited as a director of our company, as her consumer marketing and business strategy expertise allows Ms. Morfitt to provide insight on strategic plans relating to our business.

John B. Richards was elected a director of our company in October 2006. Mr. Richards is currently a managing partner of the New England Consulting Group, a firm specializing in creative marketing and growth strategies for a wide range of branded consumer businesses. Mr. Richards also serves as an interim consulting executive to various retail companies. Previously, he served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006. Elizabeth Arden Red Door Spa Holdings is a developer and operator of prestige day and resort spas. Mr. Richards also served as President of North American Operations of Starbucks Coffee Company, and held senior leadership and management positions with Four Seasons Hotels, Inc., Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.

In his senior leadership roles at companies in the hospitality industry, Mr. Richards gained significant marketing and operating experience. Also, his expertise in marketing health and beauty services, gained through his role as president and chief executive officer at Elizabeth Arden Red Door Spa Holdings, is particularly valuable as we continue to provide health and wellness services in a resort-like environment.

Joseph S. Vassalluzzo was elected a director of our company in October 2006 and our lead director in October 2008. Since August 2005, Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer, including vice chairman from 2000 to 2005. Previously, Mr. Vassalluzzo has held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the non-executive chairman and a member of the compensation committee and nominating and governance committee of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He is also a director and a member of the nominating and governance committee and real estate committee of iParty Corporation, a publicly-held chain of party supply superstores. Within the last five years, Mr. Vassalluzzo has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.

Mr. Vassalluzzo has a history of demonstrated leadership in real estate acquisition and expansion in his roles at Staples, Inc. His real estate and expansion experience is particularly valuable as we continue to research and develop sites for new centers. His executive and senior leadership positions at numerous retailers make him well suited to be our lead director.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held five meetings during fiscal year 2012. During fiscal year 2012, each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which she/he serves. Our board of directors typically holds an executive session of only independent directors at the end of each regularly scheduled meeting.

Director Independence and Board Structure

Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers relationships between each director (considering all relevant facts and circumstances) and our company and its management to determine whether any such relationships are material. In February 2013, our board of directors conducted its annual review of director independence and determined that no material relationships existed that would disqualify any of our directors as independent under the listing standards of the New York Stock Exchange (“NYSE”) or require disclosure under SEC rules, with the exception of Mr. Akradi, who is also our chairman, president and chief executive officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any material relationship with our company as defined by the listing standards of the NYSE.

Our board specifically considered that Mr. Eugster is a director and 15% equity owner of a privately held company that provides security and video surveillance related services to our company. We paid less than $700 to this company in fiscal 2012, which is significantly less than the NYSE threshold for such transactional relationships. Our board also considered that Ms. Morfitt is a director of lululemon athletic inc., a company from which we purchase certain apparel. We paid less than $560,000 to lululemon athletic inc. in fiscal 2012, which is also significantly less than the NYSE threshold for such transactional relationships. Additionally, our board considered that Mr. Jackson is a director of Cyberonics, Inc., a company that we provided our myHealthCheckSM program to in fiscal 2012 for its employee wellness program. We received approximately $122,000 from Cyberonics, Inc. for such services in fiscal 2012, which is also significantly less than the NYSE threshold. Finally, our board considered that Mr. Lloyd is the president of Meridian Health, which contracted with a third-party wellness program provider to provide certain services as part of Meridian Health’s employee wellness program. The third-party wellness program provider then subcontracted with our company to provide certain blood screening services to be included in the wellness program. We received approximately $386,000 from the third-party wellness program provider in fiscal 2012 for the Meridian Health account, which is also less than the NYSE threshold for such transactional relationships. Our board determined that the above relationships were at “arms-length” and not material to any of the entities or the directors, and that Mr. Eugster, Ms. Morfitt, Mr. Jackson and Mr. Lloyd had no personal interest in the transactions. After review of these transactions, our board of directors determined that Messrs. Bateman, Eugster, Jackson, Lloyd, Richards and Vassalluzzo and Ms. Morfitt are independent.

Our board of directors believes it is appropriate and efficient for Mr. Akradi, our chairman, president and chief executive officer, to also serve as chairman of the board, based on Mr. Akradi’s extensive knowledge of our company and the healthy way of life marketplace. The independent members of our board have named Mr. Vassalluzzo our independent lead director. Mr. Vassalluzzo, as lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Akradi, in consultation with the independent directors, and assists in developing the agendas for each board of directors meeting.

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. Each of our committees has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Our board of directors’ committee composition is as follows:

Director	Audit	Compensation	Governance and Nominating	Finance
Bahram Akradi
Giles H. Bateman		X		Chair
Jack W. Eugster	X			X
Guy C. Jackson	Chair		X
John K. Lloyd		X	X
Martha A. Morfitt	X	X
John B. Richards			Chair	X
Joseph S. Vassalluzzo		Chair		X
Meetings Held in 2012	6	5	4	8

Audit Committee.

Our audit committee consists of Messrs. Jackson (Chair) and Eugster and Ms. Morfitt. The functions of the audit committee include oversight of the integrity of our consolidated financial statements, our internal controls and internal audit function, our compliance with legal and regulatory requirements and the selection, performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on December 12, 2012.

Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the NYSE, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC.

Compensation Committee.

Our compensation committee consists of Messrs. Vassalluzzo (Chair), Bateman and Lloyd and Ms. Morfitt. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to the compensation of our chief executive officer, analyzing the chief executive officer’s performance in light of those goals and objectives based upon the evaluation completed by the governance and nominating committee, and then determining and approving the chief executive officer’s compensation level based on that evaluation. Our compensation committee also approves the compensation of our other executive officers and makes recommendations to our board of directors with respect to incentive-based compensation plans and equity-based plans. Our compensation committee also makes recommendations to our board of directors with respect to any changes in director compensation. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on December 12, 2012.

Governance and Nominating Committee.

Our governance and nominating committee consists of Messrs. Richards (Chair), Jackson and Lloyd. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. Our governance and nominating committee also performs the evaluation of the chief executive officer and reviews his process for the evaluation of the members of the senior management team. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on December 15, 2011.

Finance Committee.

Our finance committee consists of Messrs. Bateman (Chair), Eugster, Richards and Vassalluzzo. The purpose of the finance committee is to assist the board in fulfilling its oversight responsibilities for financial-related activities. Its responsibilities and duties include, among other items, reviewing and approving proposed borrowings and indebtedness (including company guarantees) of our company at such amounts as authorized by the board and individual club center business plans within the scope of our core business (including financial estimates, investment and build out) and which are within our board approved parameters. In addition, our finance committee has the authority to increase, if necessary, the aggregate amount authorized by the board for management to make discretionary capital expenditures and investments and to review and approve our cash management and investment policy. The finance committee also reviews and recommends to the board for approval, as necessary, borrowings and indebtedness at such amounts that exceed the finance committee’s authority, dividend and stock repurchase policies and financial hurdle rates for investments of our company. The finance committee also reviews and oversees management’s reports to the board on a variety of financial-related matters. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors and most recently amended on December 12, 2012.

Corporate Governance Guidelines

In December 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines were most recently amended and approved by the board on December 12, 2012. The guidelines are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com.

Board’s Role in Risk Oversight

In exercising its overall responsibility to direct our business and affairs, our board of directors has established various processes and procedures with respect to risk oversight and management. As an annual core agenda item of the full board, management presents to the board a comprehensive and detailed risk assessment after completing an enterprise risk review and analysis. The risk assessment provides a detailed analysis of the processes and procedures involved in the company’s enterprise risk management program, as well as identifies the most relevant risks to our company. Our board of directors has allocated oversight of our respective risks, as discussed below, between the board of directors and its committees, with oversight of all other risk residing with the board of directors.

Our finance committee is responsible for the oversight of our capital availability risk and acquisition-related risk. Capital availability risk relates to our availability to capital and proper management of our liquidity. Capital-availability risk is regularly monitored by our finance committee, and when appropriate our board of directors, through its periodic review of our capital structure. Acquisition-related risk relates to our ability to identify and acquire suitable sites for acquisition of new centers and businesses. Our finance committee, and when appropriate, our board of directors, regularly monitors acquisition-related risk through a periodic review of potential acquisitions and the integration of completed acquisitions.

Our compensation committee is responsible for the oversight of our talent retention risk and compensation-related risk. Talent retention risk relates to the retention of talent through competitive compensation plans and other factors. Talent retention risk is regularly monitored and managed by our compensation committee, and when appropriate, our board of directors, through the periodic review of our compensation plans. Our compensation committee’s oversight of compensation-related risk is described below.

Our audit committee is responsible for the oversight of our internal control and financial reporting risk, regulatory risk, risks from unforeseen phenomenon, and data risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Regulatory risk relates to our business being subject to government regulation, and the fact that changes in these regulations could have a negative effect on operations. Our audit committee receives regular updates from our legal department, which include updates on any risks arising from changes in government regulation to which we are subject. Unforeseen phenomenon risk relates to epidemics, pandemics, terrorism or catastrophes that have an effect on individuals utilizing our clubs, and therefore, could have a negative impact on our operations. Our audit committee receives reports from management on applicable response plans and safeguards to mitigate any risk arising from such phenomenon. Data risk relates to the collection, use, retention, sharing and security of our member and corporate client data.

Our audit committee, and when appropriate, our board of directors, provides input on data risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

In addition to providing collaborative oversight for capital availability risk, acquisition-related risk, talent retention risk and data risk, our board of directors is also responsible for the oversight of our competitive environment risk and brand damage risk. Competitive environment risk is monitored by the full board through the board’s periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company’s brand and reputation that may arise from a major team member or member incident, negative comments in the media, including social media, or as the result of a data integrity breach. Our board of directors receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage.

Compensation-Related Risk.

With respect to any compensation-related risk for 2012, we completed a review of our compensation policies and practices for our employees to determine the extent to which any risks arising from such policies and practices are reasonably likely to have a material adverse effect on our company. To complete this review, we first considered all compensation policies and practices for our employees, including the base salaries, annual bonuses and long-term incentive award plans of our executive officers, as well as the compensation plans of our management level corporate employees, area directors, general managers and sales employees. The compensation arrangements and policies were then reviewed with the assistance of our internal audit, finance, human resources and legal departments, to determine any risk-taking incentives inherent in our compensation policies and practices, our internal controls that mitigate any such risks, and whether any resulting risks are reasonably likely to have a material adverse effect on our company. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incent individuals to take short-term risks that were inconsistent with our long-term goals. In addition, as part of its regular oversight of the compensation plan structure and administration, our compensation committee received a report on our review of compensation-related risk for 2012. Upon completion of this review, we determined there were no risks arising from our company’s compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our website. Paper copies of any of these corporate governance documents may be obtained without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending potential new members, or the continued service of existing members, to our board of directors in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

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demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, high-level managerial experience and financial literacy;

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whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a similar size and scope.

Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, diversity of background and experience, as noted above, is one of the factors the governance and nominating committee considers in recommending potential new members to our board of directors.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

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the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

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formal nomination by our governance and nominating committee for inclusion as a director nominee at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.

Prior to recommending a director for reelection to another term, our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and contributions at board of directors and board committee meetings.

Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 2902 Corporate Place, Chanhassen, MN 55317. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Bateman, Lloyd and Vassalluzzo and Ms. Morfitt served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Director Attendance at Annual Meeting

Our lead director attended our 2012 annual meeting of shareholders.

Communication with Our Board of Directors

All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, our lead director, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317. Our General Counsel will review all communications and then forward them to the appropriate director or directors on a periodic basis. The board of directors has instructed our General Counsel to review such correspondence and, with discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration.

Our board of directors recommends that the shareholders vote for the election of each of the eight nominees listed above to constitute our board of directors.

PROPOSAL NO. 2 —

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders on its selection of Deloitte & Touche. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal years 2012 and 2011:

Description of Fees	Fiscal Year 2012 Amount	Fiscal Year 2011 Amount
Audit Fees	$817,433	$719,764
Audit-Related Fees	25,000	48,000

Total Audit and Audit-Related Fees	842,433	767,764
Tax Fees	368,125	415,551

Total	$1,210,558	$1,183,315

  Audit Fees.

The audit fees set forth above include fees for the integrated audit of our annual consolidated financial statements and our internal control over financial reporting. The audit fees also include fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year.

  Audit-Related Fees.

The audit-related fees set forth above consist of fees for the audit of our employee benefit plan and accounting consultations relating to an acquisition.

  Tax Fees.

The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis services and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $297,250 and $411,551 for tax preparation and compliance services and $70,875 and $4,000 for other tax-related items during 2012 and 2011, respectively.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee also actively monitors the relationship between fees for audit and audit-related services and fees for other non-audit services. Our audit committee has delegated to the chair the authority to pre-approve additional services by our independent registered public accounting firm between committee meetings of up to $50,000, in the aggregate, without prior approval of the audit committee; however, such additional services are subsequently presented at the next meeting of the audit committee for ratification. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee, or audit committee chair, under the above described delegation.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT

The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our consolidated financial statements, our internal controls and internal audit function, our compliance with legal and regulatory requirements and the selection, performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by applicable auditing standards regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

                     Audit Committee:

                     Guy C. Jackson, Chair

                     Jack W. Eugster

                     Martha A. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

For compensation purposes, we currently compare our company against a peer group of companies listed below and selected from the consumer services global industry classification, each with similar size or market capitalization to revenue ratios as compared to our company. Our compensation committee had previously established a three-year fixed annual compensation program beginning in fiscal 2011 for our named executive officers by comparing our company to our peer group data as well as survey data consisting of similar sized publicly traded companies from different industries to get a cross-industry viewpoint, as discussed in more detail below. For the 2012 compensation of our named executive officers, our compensation committee reviewed the three-year fixed annual compensation for our named executive officers as well as the performance of our company in 2012 when determining whether to adjust the levels of compensation set in fiscal 2011.

In May of 2012, our compensation committee approved a new long-term performance-based restricted stock grant to our named executive officers. As further discussed below, our compensation committee approved this grant to serve as an incentive for our senior management team to achieve certain financial targets during performance periods that end on December 31, 2015 and December 31, 2016.

Our compensation committee, which is composed of four independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. The purpose of this discussion and analysis is to summarize the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2012.

Consideration of Say-on-Pay

On April 19, 2012, our shareholders approved on an advisory basis with an approval rating of 99.5% as compared to the votes against (excluding abstentions and broker non-votes) the 2011 compensation of our named executive officers as disclosed in our Proxy Statement filed with the SEC on March 5, 2012. Our compensation committee considered the approval by our shareholders at our 2012 shareholder meeting when reviewing the compensation plans of our named executive officers for fiscal year 2012.

Compensation Philosophy

We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to:

•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on our company’s collective performance;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.

Factors Considered to Determine Compensation

Our company uses a variety of compensation elements to achieve our compensation philosophy, including primarily base salary, annual bonuses and long-term incentive equity awards, consisting of annual long-term incentive equity awards and special long-term performance-based equity awards. Our compensation committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and reflect the level of responsibility of the executive officer and the company’s performance. The factors our compensation committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:

•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance as it impacts the overall performance of our company;

•	create internal pay equity among executives who have similar levels of overall contribution to our company;

•	the qualifications of the executive and the potential for development and performance in the future;

•	whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•	the application of our philosophy of accountability relating to our company’s performance, motivation and alignment with shareholder interests;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the chief executive officer (except with respect to his own compensation).

The compensation of the following named executive officers will be discussed in this analysis:

Named Executive Officer	Title	Year Employed
Bahram Akradi	Chairman, President and Chief Executive Officer	1992
Michael R. Robinson	Executive Vice President and Chief Financial Officer	2002
Tami A. Kozikowski*	Executive Vice President, Real Estate and Development	2012
Eric J. Buss	Executive Vice President	1999
Jeffrey G. Zwiefel	Executive Vice President and Chief of Operations	1998
Mark L. Zaebst**	Former Executive Vice President, Real Estate and Development	1996

*	Ms. Kozikowski was hired by our company in August 2012 as executive vice president, real estate and development.
**	Mr. Zaebst retired from his position as executive vice president, real estate and development, effective May 31, 2012.

Establishment of Three-Year Fixed Annual Compensation in Fiscal 2011

In fiscal 2011, our compensation committee established three-year fixed annual compensation for the annual total cash compensation and annual long-term incentive equity awards of our named executive officers. As part of that three-year fixed approach, our compensation committee established an annual fixed amount of shares of restricted stock to be granted for each of the named executive officers’ annual long-term incentive equity awards. Prior to establishing the total cash compensation and annual long-term incentive equity awards for our named executive officers in fiscal 2011, our compensation committee engaged the services of Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, to provide a competitive assessment of our base salary, annual bonuses and annual long-term incentive equity award elements and levels for our named executive officers. Our compensation committee believed the three-year fixed annual compensation for our named executive officers would align the long-term interests of our executives with those of our shareholders. Our compensation committee believed the fixed compensation approach achieved this goal because it incented our executives to drive shareholder value over the three-year period by increasing our stock price, and, therefore, their compensation. In addition, our compensation committee believed that the levels of total compensation that were established as part of the three-year fixed annual compensation were competitive with those of our peer group, as discussed below, and rewarded our executives for the past performance of our company, while continuing to drive shareholder value through the fixed-share approach.

As part of the competitive assessment, Mercer first compared our base salary, annual bonuses and annual long-term incentive equity award elements against a previously developed peer group composed of companies of similar size and characteristics. This peer group was comprised of 12 publicly traded companies from the consumer services global industry classification as stated above. The companies selected to be a part of this peer group were Ameristar Casinos, Inc., Cedar Fair, L.P., Cheesecake Factory, Inc., Ethan Allen Interiors, Gaylord Entertainment Company, International Speedway

Corporation, JOS A Bank Clothiers, Inc., Nutrisystem, Inc., Pinnacle Entertainment, Inc., Steiner Leisure Ltd., Town Sports International Holdings, Inc. and Vail Resorts, Inc. In addition, Mercer compared our named executive officers’ base salaries, annual bonuses and annual long-term incentive award elements using survey data consisting of similar sized publicly traded companies, targeting a revenue range from $500 million to $1.5 billion, from different industries to get a cross-industry viewpoint on how similar sized companies, regardless of industry, compensate executives. The survey data was gathered from the 2010 Mercer US Global Premium Executive Remuneration survey and provides larger sample sizes than the peer group, which helps to minimize the risks associated with outliers from a smaller group.

Our compensation committee reviewed and considered the competitive assessment from Mercer as well as the factors listed above under our “Compensation Philosophy” and “Factors Considered to Determine Compensation,” when establishing the base salary, annual bonuses and annual long-term incentive equity awards elements and levels for our named executive officers for the three-year fixed annual compensation. Our compensation committee believed the decision to grant a fixed number of shares emphasized our philosophy of aligning our named executive officers’ long-term interests with those of our shareholders and driving shareholder value. In addition to the fixed share approach, our compensation committee believes that establishing a more substantial portion of total compensation as long-term incentive equity compensation will also align our executive’s interests with those of our shareholders. While our compensation committee expected the fixed share amount to be offered for a three year period, the committee reserved the right to review the share amounts annually.

Review of Three-Year Fixed Annual Compensation for Fiscal 2012

In 2012, our compensation committee reviewed the three-year fixed annual compensation in connection with our company’s merit review and compensation plan process, which concluded on February 21, 2012. Our compensation committee determined that the total cash compensation for each named executive officer would remain at the same levels for fiscal 2012 as in fiscal 2011 (excluding the May 2012 grant). Our compensation committee kept total cash compensation the same for each named executive officer as the total cash compensation for each named executive officer was recently increased for fiscal year 2011 to create competitive compensation levels to those in our peer group, and our compensation committee continued to believe those levels achieved the goals of our compensation philosophy.

CEO. Our compensation committee determined that Mr. Akradi’s total compensation package for fiscal 2012 (excluding the May 2012 grant), consisting of base salary, target bonus and an annual long-term incentive equity award, consisting of a restricted stock grant, would remain the same as his total compensation package for fiscal 2011. As part of its review, the compensation committee reviewed the three-year fixed share amount for Mr. Akradi, and determined Mr. Akradi’s annual long-term incentive equity award should remain the same for fiscal 2012. While Mr. Akradi’s compensation levels remained the same, the total value of Mr. Akradi’s total compensation increased from fiscal 2011 to fiscal 2012 due to a higher share price on the grant date of Mr. Akradi’s annual long-term incentive equity award. Accordingly, our compensation committee offered Mr. Akradi a total compensation package (excluding the May 2012 grant) of $7,349,000 for fiscal year 2012, which consisted of a $940,000 base salary, a $1,310,000 target bonus and a restricted stock grant of 100,000 shares, which had a grant date fair value of $5,099,000.

Mr. Akradi’s total target cash compensation is between the 80th and 90th percentiles of the highest paid executives in our peer group and survey data, which is based on peer group data from fiscal year 2009, which was aged to 2010 levels using a factor of 2.7% based on actual increase levels in the overall general industry as reported in the Mercer 2010/2011 Compensation Planning Survey (the “Peer Group”) and survey data from fiscal year 2010 (the “Survey Data”). The annual long-term incentive equity award for Mr. Akradi was greater than 65% of his total compensation. The increase to the grant date value of Mr. Akradi’s annual long-term incentive equity award would put his total compensation, using targeted cash compensation, excluding the May 2012 long-term performance-based restricted stock grant, at the highest levels of the highest paid executives in our Peer Group, and between the 80th and 90th percentiles of the Survey Data. Our compensation committee believed Mr. Akradi’s total compensation should remain at the highest levels of the highest paid executives in our Peer Group and the 80th and 90th percentiles of the Survey Data to fairly compensate Mr. Akradi for his performance, as determined by an annual performance review and the performance of our company, as well as his visionary leadership and extensive experience and knowledge in our industry.

Other NEOs. Our compensation committee also determined that the total compensation package (excluding the May 2012 grant) for fiscal 2012 for all other named executive officers (other than Ms. Kozikowski who was hired mid-year, as further discussed below), consisting of base salary, target bonus and an annual long-term incentive equity award, consisting of a restricted stock grant, would remain the same as their total compensation package for fiscal 2011. As part of its review, the compensation committee reviewed the three-year fixed share amount for Messrs. Robinson, Zaebst, Buss and Zwiefel, and determined their annual long-term incentive equity award should remain the same for fiscal 2012. While their compensation levels remained the same, the total value of their total compensation (excluding the May 2012 grant) increased from fiscal 2011 to fiscal 2012 due to a higher share price on the grant date of their annual long-term incentive equity award. Accordingly, our compensation committee offered Mr. Robinson, a total compensation package of $1,824,750 for fiscal year 2012, which consisted of $366,850 base salary, a $183,150 target bonus and a restricted stock grant of 25,000 shares, which had a grant date fair value of $1,274,750. Messrs. Zaebst, Buss and Zwiefel were each offered a total compensation package of $1,469,800, which consisted of a $300,150 base salary, a $149,850 target bonus and a restricted stock grant of 20,000 shares, which had a grant date fair value of $1,019,800.

Each other named executive officer continued to receive total target cash compensation below the 50th percentile of total target cash compensation offered to similarly positioned executives of our Peer Group and the Survey Data (except for Mr. Zaebst’s total target cash compensation, which was between the 75th and 90th percentiles of similarly positioned executives within the Survey Data). The annual long-term incentive equity award for each other named executive officer was greater than 65% of total compensation. With total target cash compensation below the 50th percentile of our Peer Group and the Survey Data for all other named executive officers (except for Mr. Zaebst as compared to the Survey Data) our annual long-term incentive equity awards provide competitive compensation levels as compared to similarly positioned executives of companies in our Peer Group and the Survey Data. The total compensation, using targeted cash compensation, of each other named executive officer, excluding the May 2012 long-term performance-based restricted stock grant, was above the 90th percentile of total compensation offered to similarly positioned executives of our Peer Group. In addition, Messrs. Robinson, Buss and Zwiefel’s total compensation was between the 75th and 90th percentiles of similarly positioned executives within the Survey Data, and Mr. Zaebst’s total compensation, using targeted cash compensation, was above the 90th percentile of the Survey Data. Our compensation committee continues to believe the total compensation levels for our other named executives are appropriate based on our company’s continued strong financial performance and the individual performance of each named executive officer. In addition, with total cash compensation below the 50th percentile of total cash compensation offered to similarly positioned executives of our Peer Group and the Survey Data (except for Mr. Zaebst as compared to the Survey Data) the higher total compensation levels can be attributed to an increase in our share price based on the fixed-share amounts for each other named executive officer. While Mr. Zaebst’s total target compensation package was above the 90th percentile of total compensation of similarly positioned executives of our Peer Group and the Survey Data, Mr. Zaebst’s actual compensation for fiscal 2012 was less than the targeted amounts because he resigned from his position mid-year. Mr. Zaebst’s actual base salary and annual bonus are stated in the Summary Compensation Table on page 22.

For Ms. Kozikowski, our compensation committee provided a total target cash compensation package that was benchmarked against the total cash compensation awarded to her predecessor, Mr. Zaebst, as her duties and responsibilities would be similar to that of Mr. Zaebst, as well as our other executive vice presidents, Messrs. Buss and Zwiefel. In addition, the compensation committee benchmarked her total target cash compensation against similarly positioned executives in our Peer Group and the Survey Data. Accordingly, our compensation committee offered Ms. Kozikowski, a total compensation package of $912,400 for fiscal year 2012, which consisted of a $283,500 base salary, a $141,500 target bonus and a restricted stock grant of 10,000 shares, which had a grant date fair value of $487,400. Our compensation committee believed 10,000 shares was appropriate as she joined the company mid-year, and her duties and responsibilities would be similar to that of Mr. Zaebst. Ms. Kozikowski’s total target cash compensation was below the 50th percentile of total cash compensation offered to a similarly positioned executive of our Peer Group and between the 75th and 90th percentiles of the Survey Data. In addition, Ms. Kozikowski’s total compensation, using target compensation, was between the 50th and 75th percentiles of total compensation offered to a similarly positioned executive of our Peer Group and between the 75th and 90th percentiles of total compensation offered to a similarly positioned executive within the Survey Data.

Management Participation. Members of executive management participate in our compensation committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our chief executive officer does participate in the final recommendation, but not determination, of the amount and form of compensation to be paid to all other members of the executive management team. Our executive vice president, Mr. Buss, who oversees our executive compensation function, provides information to the compensation consultants engaged by the committee and assists in the design of our compensation programs.

Use of Consultants. From time to time and as noted above, our compensation committee uses outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by our compensation committee. In 2012, our compensation committee engaged the services of Mercer to evaluate and review the establishment of a special long-term performance-based restricted stock grant as further discussed below. Our compensation committee has assessed Mercer’s independence pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Mercer from independently representing the compensation committee.

Executive Compensation Elements

Our company’s executive compensation package ordinarily consists of base salaries, annual bonuses, long-term incentive awards, both annual long-term incentive equity awards and special long-term performance-based equity awards, other compensation, a deferred compensation plan, severance resulting from employment agreements (except for Mr. Akradi and Ms. Kozikowski) and change in control benefits. During this review we kept in mind our compensation philosophy as summarized above, which, among other factors, is meant to create compensation plans that attract, retain and motivate talent; encourage accountability; and align our employees’ long-term interests with those of our shareholders.

  Base Salary

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Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

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Structure; Determination Process; Factors Considered. Our compensation committee generally establishes base salaries for executives after first determining the executive’s total cash compensation amount and the portion of the total cash compensation amount that will be an annual bonus opportunity, with the difference being the executive’s base salary. Our compensation committee then may adjust the executive’s base salary based on a consideration of the factors outlined under “Factors Considered to Determine Compensation” in making its decisions. Our compensation committee reviews base salaries annually.

•

2012 Results. For fiscal year 2012, our compensation committee determined that Mr. Akradi’s base salary would remain at $940,000, as determined as part of the three-year fixed annual compensation. As stated above, our compensation committee believed this base salary continued to reward Mr. Akradi for his performance in fiscal 2011, as determined through annual performance reviews and our company’s financial performance, as well as his visionary leadership and extensive experience and knowledge in our industry.

Our compensation committee further determined that the base salaries for Messrs. Robinson, Buss, Zaebst and Zwiefel would remain the same as the base salaries that were provided to each of these executives in 2011. Mr. Robinson’s base salary remained at $366,850 in fiscal 2012, and Messrs. Buss and Zwiefel’s base salary remained at $300,150 in fiscal 2012. Finally, Ms. Kozikowski’s base salary was set at $283,500 in fiscal 2012, but resulted in a lesser amount due to her mid-year hire, as is shown in the Summary Compensation Table on page 22. Mr. Zaebst’s actual base salary for fiscal 2012 is listed in the Summary Compensation Table on page 22.

  Annual Bonuses

•

Purpose. All executive officers, as well as certain other senior and management-level employees, ordinarily participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial performance goals of our company. The financial performance goals are derived from our annual financial budget and are based on our actual performance during the applicable fiscal year.

•

Structure. Our compensation committee generally establishes annual bonus opportunities for executives after first determining the executive’s total cash compensation amount and then determining the proportion of the total cash compensation amount that will be an annual bonus opportunity. Our compensation committee feels that individual executive performances should not be highlighted in the area of annual bonuses given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s bottom line. Our compensation committee reviews the program annually, however, and may adjust the executive’s annual bonus opportunity based on a consideration of the factors outlined under “Factors Considered to Determine Compensation” in making its decisions.

Under our annual bonus program, we provide for the payment of cash bonuses to each participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. We withhold payout on a portion of the monthly portion of the year-to-date bonus component to offset a potential negative variance that could arise in the annual bonus component. Our compensation committee approves the financial objectives that are utilized for purposes of determining all bonuses and assigns target bonuses for each executive participant to create a target bonus, which typically approximates 33% of an executive’s total target cash compensation, except for Mr. Akradi as discussed below. The target bonus amount is prorated on a year-to-date basis to determine the monthly portion of the year-to-date cash bonus payout and the full-year target bonus amount is used to determine the annual cash bonus opportunity at the end of a fiscal year.

Actual bonuses paid to participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance on a monthly year-to-date basis. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant would be proportionately less than the participant’s target cash compensation. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would proportionately exceed the participant’s target cash compensation. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly year-to-date basis. Accordingly, the total actual bonus paid to each participant could exceed the participant’s target bonus if actual financial performance exceeded budgeted financial performance for such participant. We withhold payout of any portion of the year-to-date bonus that exceeds the year-to-date target bonus for the named executive officers until the final year-end financial results are determined.

•

Target Bonus and Measurement Determination Process. For fiscal year 2012, the financial objective selected under our bonus components for all of our executives receiving bonuses was earnings before taxes (“EBT”) for the year-to-date period as compared against our 2012 financial plan. Payouts pursuant to the EBT were made monthly. Our company uses EBT as a measure of operating performance. Our compensation committee believes that applying this specific financial metric to the executive team is appropriate given the requirement that they work collectively in order to achieve top-level growth while reducing operating expenses. The targeted EBT objective of $184.21 million set for fiscal 2012 was the same as for our company’s internal plan for EBT in fiscal 2012. The compensation committee believed that the EBT objective represented an achievable but challenging goal.

For fiscal 2012, our compensation committee determined that the target bonus for Mr. Akradi should again amount to approximately 60% of his total target cash compensation, which was consistent with the ratio of incentive cash compensation to total target cash compensation that was given to Mr. Akradi in fiscal 2011. Mr. Akradi’s target bonus remained the same for fiscal 2012 at $1,310,000, which was the level set for Mr. Akradi as part of the three-year fixed annual compensation. Our compensation committee determined that the increase to Mr. Akradi’s target bonus in 2011 would continue to incent Mr. Akradi to lead our company to strong financial performance. When setting the total target cash compensation for each named executive officer for the three year period beginning in fiscal 2011, our compensation committee once again determined that the target bonuses for all executives other than Mr. Akradi should remain at approximately 33% of their total target cash compensation based on the committee’s belief that approximately one-third of total target cash compensation should be performance-based for this level of management within our company. Our compensation committee has consistently made this determination over the past several years in order to create target bonus percentage equity among all executives receiving target bonuses. With the strong financial performance of our company in fiscal 2011, our compensation committee deemed it appropriate to keep the target bonuses of each of the other named executive officers at the levels set as part of the three-year fixed annual compensation for the 2012 fiscal year. Accordingly, Mr. Robinson’s target bonus was $183,150 for fiscal 2012, and Messrs. Zaebst, Buss and Zwiefel’s target bonuses remained the same at $149,850 for fiscal 2012. Mr. Zaebst’s actual target bonus payout for the five month period in fiscal 2012 in which he was an executive vice president is listed in the Summary Compensation Table on page 22. Ms. Kozikowski’s target bonus was set at $141,500 for fiscal 2012, but resulted in a lesser amount due to her mid-year hire, as is shown in the Summary Compensation Table on page 22.

•

2012 Results. In October 2012, our compensation committee determined that there would be no negative variance on the payout of our annual bonus component for fiscal year 2012 based on the company’s year-to-date EBT performance, and, therefore, released the portion of the annual bonus component withheld to offset a potential negative variance that could arise in the annual bonus component to our named executive officers in October. Our company achieved EBT of $184.23 million for fiscal 2012. The EBT for fiscal 2012 was above the target and resulted in a payout equal to 100.01% of target total target cash compensation.

  Long-Term Incentive Awards

•

Purpose. We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. Our compensation committee views the grant of equity-based compensation to be a key component of our overall compensation program. We continued to emphasize the importance of driving shareholder value and aligning the interests of our management with those of our shareholders by establishing a fixed share amount in fiscal 2011 and approving a special long-term performance-based grant in May 2012, as discussed below.

•

Plan. The Life Time Fitness, Inc. 2011 Long-Term Incentive Plan, referred to as the 2011 Plan, allows us to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. The terms of our 2011 Plan dictate that award re-pricing cannot occur without shareholder approval and that awards cannot be granted with exercise prices below fair market value. To date, our compensation committee, as administrator of our 2011 Plan, has granted time-based vesting and performance-based vesting restricted stock.

  Annual Long-Term Incentive Equity Awards

•

Structure; Determination Process; Factors Considered. As stated above, our compensation committee established an annual fixed share amount for each of the named executive officers’ annual long-term incentive equity awards in fiscal 2011 for a three year period. Our compensation committee set fixed share amounts that would provide competitive total compensation compared to the executives of the companies in our peer group and survey data. Our compensation committee also desired to have fixed share amounts that at the time would amount to over 60% of our executive’s total compensation. Having equity comprise over 60% of total compensation incents our executives to achieve long-term goals and align with shareholder interests. Our stock grants also have a forfeiture component, as discussed below, that also incents strong annual performance and drives shareholder value. The proportion of equity to total target cash compensation to be granted, as well as the actual number of shares awarded to each executive officer as part of establishing the fixed share amount for a three year period, was determined and approved by our compensation committee after considering the expected expense to our company in addition to the factors outlined under the “Factors Considered to Determine Compensation.” Our compensation committee annually reviews the annual long-term incentive program, including the fixed share amount for each named executive officer, and information relevant to approving such amount for the named executive officers. As stated above, the compensation committee reserves the right to adjust the established fixed share amount at its annual review.

•

2012 Results. For fiscal 2012, our compensation committee determined that the executive team in place at that time should each be granted restricted shares that vest as to 25% of the total number of shares on March 1 of each of 2013, 2014, 2015 and 2016, subject to accelerated vesting in certain circumstances.

Our compensation committee determined that the number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that our company does not achieve earnings per share (“EPS”) targets for fiscal 2012. If the EPS hurdle is not achieved, one percent (1%) of the restricted shares shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2012 is less than budgeted EPS for 2012, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2012 is less than budgeted EPS for 2012; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares granted.

On February 21, 2012, our compensation committee issued Mr. Akradi 100,000 restricted shares as determined in fiscal 2011 as part of establishing the fixed share amount for the three year period. In addition, Mr. Robinson was issued 25,000 restricted shares, and Messrs. Zaebst, Buss and Zwiefel 20,000 restricted shares, again as determined in fiscal 2011 as part of establishing the fixed shared amount for the three year period. Ms. Kozikowski was issued 10,000 restricted shares in August of 2012 upon her hiring. The value of the restricted shares granted to Mr. Akradi amounted to $5,099,000, which was an increase of $1,251,000 compared to the $3,848,000 value of the restricted shares granted to Mr. Akradi in 2011. The value of restricted shares granted to Mr. Robinson amounted to a grant date value of $1,274,750, and the value of the restricted shares granted to each of Messrs. Zaebst, Buss and Zwiefel amounted to an individual grant date value of $1,019,800. The value of restricted shares granted to Ms. Kozikowski amounted to a grant date value of $487,400. While the number of restricted shares granted to each other named executive officer remained the same in 2012, as compared to 2011, the grant date value of the restricted shares granted to each of Messrs. Robinson, Zaebst, Buss and Zwiefel increased approximately 33% from the value of the restricted shares granted to each of them in connection with their fiscal 2011 long-term incentive equity award due to an increase in share price. The EPS hurdle for 2012 of $2.60 was achieved, and accordingly, no restricted shares were forfeited.

  Special Long-Term Performance-Based Equity Awards

•

June 2009 Special Long-Term Performance-Based Restricted Stock Grant. On June 11, 2009, our compensation committee approved special performance-based restricted stock grants to each of our named executive officers and other senior management. Our compensation committee approved these grants to serve as an incentive to our senior management team to achieve fully diluted EPS targets in fiscal 2011 and/or fiscal 2012, which were considered to be “stretch” goals. In addition to incenting senior management to achieve the stretch goals, our compensation committee believed the grants would help to retain qualified talent, provide competitive compensation and align senior management’s interests with those of our shareholders. Of the June 2009 grants, 50% of the stock vested upon achievement of a $2.20 EPS target for fiscal year 2011, and the remaining 50% vested upon achievement of a $2.60 EPS target for fiscal year 2012.

•

May 2012 Special Long-Term Performance-Based Restricted Stock Grant. With the performance period for our June 2009 restricted stock grants ending on December 31, 2012, our compensation committee engaged the services of Mercer to evaluate and review the establishment of a new special long-term performance-based restricted stock grant. Our compensation committee wanted to establish an incentive and retention mechanism in addition to our annual long-term incentive equity awards after the December 31, 2012 performance period of the June 2009 grant. Our compensation committee believed that adding a special long-term performance-based stock grant would not only incent management to achieve certain goals, but also retain qualified talent, provide competitive compensation and align senior management’s interests with those of our shareholders. Our compensation committee worked with Mercer to first determine the performance metrics and targets that would provide the appropriate long-term incentives for management and align the interests of management with those of our shareholders.

Accordingly, on May 8, 2012, our compensation committee approved the grant of long-term performance-based restricted stock to our executive officers and certain other employees. Our compensation committee approved this grant to serve as an incentive to our management team to achieve certain cumulative diluted EPS (“Cumulative EPS”) and return on invested capital (“ROIC”) targets during performance periods that end on December 31, 2015 and December 31, 2016. If the specified Cumulative EPS and ROIC targets are met or exceeded for the performance period ending December 31, 2015, 50% of the restricted shares will vest. If the specified Cumulative EPS and ROIC targets are met or exceeded for the performance period ending December 31, 2016, then all of the restricted shares will vest. In other words, if the 2015 performance targets were satisfied and 50% of the shares vested, the remaining 50% of the restricted shares will vest. If the 2015 performance targets were not satisfied, but the 2016 performance targets are met, 100% of the restricted shares will vest. In the event that we do not achieve the specified Cumulative EPS and ROIC targets for the performance period ending December 31, 2016, the restricted stock will be forfeited. After considering the information provided by Mercer, the “Factors Used to Determine Compensation” stated above, and the potential expense to our company related to such grants, our compensation committee granted Mr. Akradi 240,000 restricted shares, and Messrs. Robinson, Buss and Zwiefel 50,000 restricted shares, under the terms discussed above. In addition, our compensation committee granted 20,000 restricted shares, subject to the same terms as the May 2012 grants, to Ms. Kozikowski on August 17, 2012.

Other Compensation

We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

Deferred Compensation

We offer the Executive Nonqualified Excess Plan of Life Time Fitness, a non-qualified deferred compensation plan, for the benefit of our highly compensated employees, which our plan defines as our employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. This unfunded, non-qualified deferred compensation plan allows participants the ability to defer and grow income for retirement and significant expenses in addition to contributions made to our 401(k) plan.

Employment Agreements and Change in Control Provisions

In July and August 2004, we entered into employment agreements for certain of our executive officers and other members of senior management. We amended and restated these employment agreements in December 2008 in response to requirements under Section 409A of the Internal Revenue Code. We believe that our company has achieved growth through innovative, confidential and proprietary management and marketing methods and plans. Therefore, it was necessary to enter into employment agreements, which include non-compete and non-solicitation clauses, to assure protection of our goodwill and confidential and proprietary information, management and marketing plans. We do not currently have employment agreements with Mr. Akradi, Mr. Zaebst or Ms. Kozikowski.

In addition, we also wanted to assure that certain of our executive officers and other members of senior management would continue to serve us under circumstances in which there was possible threatened or actual change of control at our company. We believe it is imperative to diminish the inevitable distraction of certain of our executive officers and other members of senior management by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company currently and in the event of any threatened or impending change of control, and to provide these persons with compensation and benefits arrangements upon a severance of employment that ensures their compensation and benefits expectations will be satisfied and that are competitive with those of other companies. For these reasons, our company also included accelerated vesting of equity awards upon a change in control under the 2011 Plan and the Amended and Restated Life Tim Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as our 2004 Plan.

Accounting and Tax Impacts of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include our chief executive officer and the other three most highly compensated executive officers (other than our chief financial officer).

Our compensation committee considers our ability to deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, our compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. In fiscal 2012, Section 162(m) limited the deductibility of $1,317,932 in compensation to Mr. Akradi.

Fiscal 2013 Update

For fiscal 2013, our compensation committee reviewed the base salary, annual bonuses and long-term incentive equity award elements for each of our named executive officers. After reviewing the amounts of total cash compensation and the fixed share amounts determined in fiscal 2011, as well as other factors, our compensation committee determined that the total cash compensation and annual long-term incentive equity awards for each named executive officer would remain at the same levels for fiscal 2013 as in fiscal 2012. Our compensation committee believes the total cash compensation provided to our named executive officers in fiscal 2011 and fiscal 2012 continues to provide competitive compensation levels as compared to those of the executives of the companies included in our Peer Group and the Survey Data. Finally, our compensation committee also believes that the total compensation for each named executive officer continues to provide them with the appropriate levels of total compensation based on our company’s performance in fiscal 2012.

Accordingly, Mr. Akradi’s base salary for fiscal 2013 remained at $940,000. Mr. Akradi’s target bonus also remained the same for fiscal 2013 at $1,310,000. The base salary and target bonus for each of the other named executive officer (except for Mr. Zwiefel, as discussed below) also remained consistent from fiscal 2012 to fiscal 2013. Mr. Robinson’s base salary is $366,850 for fiscal 2013 and his target bonus is $183,150. Mr. Buss and Ms. Kozikowski each have a base salary of $300,150 in fiscal 2013 and a target bonus of $149,850. Mr. Zwiefel received a $100,000 increase to his total target cash compensation based on his performance and increased duties and responsibilities in fiscal 2012, resulting in a base salary of $366,850 and a target bonus of $183,150 for fiscal 2013. Based on the annual fixed share amount for each of the named executive officers’ annual long-term restricted stock grants, as discussed above, the number of shares for each named executive officer’s annual grant for the 2013 fiscal year stayed consistent with the 2012 fiscal year. Our compensation committee believes these grants, along with our May 2012 long-term performance-based restricted stock grants, will continue to incent the executive management team to achieve long-term goals, align our executives’ interest with those of our shareholders and drive shareholder value. Accordingly on February 26, 2013, our compensation committee approved a grant of 100,000 restricted shares to Mr. Akradi with a grant date value of $4,180,000, a grant of 25,000 restricted shares to Mr. Robinson, with a grant date value of $1,045,000, a grant of 20,000 restricted shares to each of Messrs. Buss and Zwiefel, each with a grant date value of $836,000, and a grant of 12,000 restricted shares to Ms. Kozikowski, with a grant date value of $501,600.

Compensation Committee Report

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

                                         Compensation Committee:

                                         Joseph S. Vassalluzzo, Chair

                                         Giles H. Bateman

                                         John K. Lloyd

                                         Martha A. Morfitt

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2012, 2011 and 2010, for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving at fiscal year-end, and one former executive officer who would have been among the three most highly compensated executive officers had he been serving at fiscal year-end, together referred to as our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Bahram Akradi	2012	940,000		—	$5,099,000	(3)	—	1,310,225	73,581	7,422,806
Chairman of the Board of Directors,	2011	940,000		—	3,848,000		—	1,427,000	79,800	6,294,800
President and Chief Executive Officer	2010	750,000		—	2,410,011		—	1,193,592	72,453	4,426,056
Michael Robinson	2012	366,850		—	1,274,750	(3)	—	183,205	23,018	1,847,823
Executive Vice President	2011	366,850		—	962,000		—	211,750	21,384	1,561,984
and Chief Financial Officer	2010	340,025		—	719,750		—	196,047	22,002	1,277,824
Eric J. Buss	2012	300,150		—	1,019,800	(3)	—	149,895	23,018	1,492,863
Executive Vice President	2011	300,150		—	769,600		—	173,250	22,516	1,265,516
	2010	273,025		—	575,800		—	157,417	19,122	1,025,364
Jeffrey G. Zwiefel	2012	300,150	(4)	—	1,019,800	(3)	—	149,895	22,418	1,492,263
Executive Vice President, Chief	2011	300,150		—	769,600		—	173,250	21,916	1,264,917
of Operations	2010	273,025		—	575,800		—	157,417	18,616	1,024,858
Tami A. Kozikowski	2012	106,313		—	487,400	(3)	—	53,078	5,570	652,361
Executive Vice President,
Real Estate and Development
Mark L. Zaebst	2012	132,063	(5)	—	1,019,800	(3)	—	72,945	36,757	1,261,565
Former Executive Vice President,	2011	300,150		—	769,600		—	173,250	37,250	1,280,250
Real Estate and Development	2010	273,025		—	575,800		—	157,417	24,400	1,030,642

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation (“ASC 718”) for the fiscal year ended December 31, 2012. The grant date fair value of the awards is calculated by multiplying the number of shares in the award, which are deemed probable, by the closing price for a share of our common stock on the NYSE on the date of grant.

On May 8, 2012, our compensation committee approved certain restricted stock grants to our executive officers and certain other employees. Our compensation committee approved this grant to serve as an incentive to our management team to achieve certain cumulative diluted earnings per share (“Cumulative EPS”) and return on invested capital (“ROIC”) targets during performance periods that end on December 31, 2015 and December 31, 2016. If the specified Cumulative EPS and ROIC targets are met or exceeded for the performance period ending December 31, 2015, 50% of the restricted shares will vest. If the specified Cumulative EPS and ROIC targets are met or exceeded for the performance period ending December 31, 2016, then all of the restricted shares will vest. In other words, if the 2015 performance targets were satisfied and 50% of the shares vested, the remaining 50% of the restricted shares will vest. If the 2015 performance targets were not satisfied, but the 2016 performance targets are met, 100% of the restricted shares will vest. At the time of the grant, we deemed the achievement of the Cumulative EPS and ROIC targets as not probable, and therefore, the aggregate grant date fair value of these awards, calculated in accordance with ASC Topic 718, is zero. The values of the awards at the grant date assuming all performance measures will be achieved were: Mr. Akradi - $11,061,600; Messrs. Robinson, Buss and Zwiefel - $2,304,500; and Ms. Kozikowski - $974,800 (granted August 17, 2012).

(2)	The following table sets forth all other compensation amounts for 2012 by type:

Name	Home Connectivity and Phone Allowance ($)(a)	Use of Company Car and Related Expenses ($)	Car Allowance ($)	Matching 401(k) and Retirement Plan Contributions ($)		Long-term Disability and Life Insurance Premiums ($)	Other ($)	Total All Other Compensation ($)
Bahram Akradi	31,743	20,920	12,000	7,350		1,568	—	73,581
Michael R. Robinson	3,600	—	9,000	7,350		1,568	1,500 (b)	23,018
Eric J. Buss	4,500	—	9,600	7,350		1,568	—	23,018
Jeffrey G. Zwiefel	4,500	—	9,000	7,350	(c)	1,568	—	22,418
Tami A. Kozikowski	1,500	—	4,000	—		70	—	5,570
Mark L. Zaebst	4,548	23,918	—	7,350		941	—	36,757

(a)

Home connectivity for Mr. Akradi includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home office with those of our corporate headquarters, including the ability to use his home as a full-service remote location for business meetings. Phone allowance for Mr. Akradi includes payment of his cell phone plan, stipend and wireless cards.

(b)	Mr. Robinson’s spouse planned to accompany him on a business trip, which was subsequently cancelled, and this amount was the cancelled airfare for Mr. Robinson’s spouse.

(c)	Includes $1,699 contributed by our company to Mr. Zwiefel’s Executive Nonqualified Excess Plan.

In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related, and use of our company’s support staff for assistance with personal matters. In addition, certain personal guests accompanied Mr. Akradi and the other named executive officers, while utilizing our plane for business-related purposes for which there were no incremental costs.

(3)

The value for the 2012 Stock Awards includes the aggregate grant date fair value of shares of restricted stock granted to each of the named executive officers, except for Ms. Kozikowski, on February 21, 2012, at a share price of $50.99, and to Ms. Kozikowski on August 17, 2012, at a share price of $48.74, which were the closing prices for a share of our common stock on the NYSE on February 21, 2012 and August 17, 2012, respectively, for an aggregate grant date fair value computed in accordance with ASC 718 as follows:

Name	Number of Shares	Aggregate Grant Date Fair Value ($)
Bahram Akradi	100,000	5,099,000
Michael R. Robinson	25,000	1,274,750
Eric J. Buss	20,000	1,019,800
Jeffrey G. Zwiefel	20,000	1,019,800
Tami A. Kozikowski	10,000	487,400
Mark L. Zaebst	20,000	1,019,800

(4)	For the fiscal year ended December 31, 2012, $19,481 of Mr. Zwiefel’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(5)

Upon Mr. Zaebst’s retirement from his position as executive vice president, effective May 31, 2012, Mr. Zaebst and our company agreed that he would remain an employee and be paid $1,000 a month. Therefore, Mr. Zaebst’s salary includes $7,000 in monthly payments for his continued employment.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the 2012 fiscal year. No options were re-priced or modified during the fiscal year.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Target ($)(1)		Threshold (#)(2)	Target (#)(2)
Bahram Akradi		1,310,000		—	—	—
	2/21/2012	—		75,000	100,000	5,099,000
	5/08/2012	—		—	240,000	—
Michael R. Robinson		183,150		—	—	—
	2/21/2012	—		18,750	25,000	1,274,750
	5/08/2012	—		—	50,000	—
Eric J. Buss		149,850		—	—	—
	2/21/2012	—		15,000	20,000	1,019,800
	5/08/2012	—		—	50,000	—
Jeffrey G. Zwiefel		149,850		—	—	—
	2/21/2012	—		15,000	20,000	1,019,800
	5/08/2012	—		—	50,000	—
Tami A. Kozikowski		141,500	(4)	—	—	—

	8/17/2012	—		7,500	10,000		487,400
	8/17/2012	—		—	20,000	(5)	—
Mark L. Zaebst		149,850	(6)	—	—		—
	2/21/2012	—		15,000	20,000		1,019,800

(1)

These amounts represent the potential target bonus amounts available to our executives for fiscal 2012 as described in the “Annual Bonuses” section beginning on page 16. Actual target bonuses paid are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds.

Accordingly, if actual financial performance is less than budgeted financial performance, the actual target bonus paid to the executive would be proportionately less than the executive’s potential target cash compensation. At the same time, if actual financial performance exceeds budgeted financial performance, the actual target bonus paid to the executive would proportionately exceed the executive’s potential target cash compensation. The actual amounts of the target bonuses earned by our executives during fiscal 2012 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 22.

(2)

The restricted stock granted on February 21, 2012, under our 2011 Plan, vests as to 25% of the total number of shares on March 1 of each of 2013, 2014, 2015 and 2016, subject to accelerated vesting in certain circumstances. The number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that we do not achieve budgeted EPS for fiscal 2012. If the budgeted EPS hurdle is not achieved, one percent (1%) of the total restricted shares granted shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2012 is less than budgeted EPS for 2012, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the total restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2012 is less than budgeted EPS for 2012; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares. The budgeted EPS hurdle of $2.60 for fiscal 2012 was achieved, and, therefore, no shares were forfeited.

At the time of the grants on May 8, 2012, we deemed the achievement of the Cumulative EPS and ROIC targets as not probable, and, therefore, the aggregate grant date fair value of these awards, calculated in accordance with ASC 718, is zero, as explained in footnote 1 of the Summary Compensation Table on page 22.

Executives may vote and receive dividends, if any, on restricted shares that they hold; however, they are not entitled to receive dividends, if declared, until the underlying restricted shares vest. Restricted shares may not be transferred and are subject to possible forfeiture until they vest. In the case of an executive’s death or total disability (see “Employment Agreements and Change of Control Provisions” on page 28), all restricted shares (other than those granted in June 2009 and May and August 2012) then outstanding that have not previously vested or been forfeited will vest. Finally, in the case of the occurrence of a change of control (see “Employment Agreements and Change of Control Provisions” on page 28), all restricted shares then outstanding that have not previously vested or been forfeited will vest immediately; provided that the restricted shares granted in June 2009 and May and August 2012 only vest if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(3)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718 for the fiscal year ended December 31, 2012. At the time of the grant, we deemed the achievement of the Cumulative EPS and ROIC targets as not probable, and, therefore, the aggregate grant date fair value of these awards, calculated in accordance ASC 718, is zero, as explained in footnote 1 of the Summary Compensation Table on page 22.

(4)

Ms. Kozikowski was hired by our company in August 2012, and, therefore, as seen in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 22, she earned less than her target “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(5)

The 20,000 shares of restricted stock granted to Ms. Kozikowski on August 17, 2012, were granted on the same terms as the May 2012 long-term performance-based restricted stock grant that was granted to all other named executive officers on May 8, 2012.

(6)	Mr. Zaebst retired from his position as executive vice president effective May 31, 2012, and, therefore, he did not receive any payouts of his non-equity incentive plan award beyond that date.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bahram Akradi	—	—	—	—
					508,296 (2)	25,013,246
Michael R. Robinson	67,500 (3)	—	18.50	6/29/2014
	20,000 (4)	—	25.47	3/1/2015
					120,139 (5)	5,912,040
Eric J. Buss	—	—	—	—
					106,111 (6)	5,221,722
Jeffrey G. Zwiefel	9,000 (7)	—	25.47	3/1/2015
					104,260 (8)	5,130,635
Tami. A. Kozikowski	—	—	—	—
					30,000 (9)	1,476,300
Mark L. Zaebst	2,000 (10)	—	8.00	4/1/2013
	9,375 (11)	—	25.47	3/1/2015
					56,111 (12)	2,761,222

(1)	Value based on a share price of $49.21, which was the closing price for a share of our common stock on the NYSE on December 31, 2012.

(2)

Includes the unvested shares of restricted stock awards of 205,761 shares granted on March 13, 2009; 83,710 shares granted on March 12, 2010; 100,000 shares granted on February 23, 2011; 100,000 shares granted on February 21, 2012; and 240,000 shares granted on May 8, 2012. The table below details the vesting terms for these grants.

(3)

The stock options granted to Mr. Robinson (67,500 shares) on June 29, 2004 vested and became exercisable as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting.

(4)	Stock option granted March 1, 2005 for 20,000 shares vested and became exercisable in 25% increments on each annual anniversary of the date of grant.

(5)

Includes the unvested shares of restricted stock awards of 55,556 shares granted on March 13, 2009; 25,000 shares granted on March 12, 2010; 25,000 shares granted on February 23, 2011; 25,000 shares granted on February 21, 2012; and 50,000 shares granted on May 8, 2012. The table below details the vesting terms for these grants.

(6)

Includes the unvested shares of restricted stock awards of 44,444 shares granted on March 13, 2009; 20,000 shares granted on March 12, 2010; 20,000 shares granted on February 23, 2011; 20,000 shares granted on February 21, 2012; and 50,000 shares granted on May 8, 2012. The table below details the vesting terms for these grants.

(7)	Stock option granted on March 1, 2005 for 18,000 shares vested and became exercisable in 25% increments on each annual anniversary of grant.

(8)

Includes the unvested shares of restricted stock awards of 37,037 shares granted on March 13, 2009; 20,000 shares granted on March 12, 2010; 20,000 shares granted on February 23, 2011; 20,000 shares granted on February 21, 2012; and 50,000 shares granted on May 8, 2012. The table below details the vesting terms for these grants.

(9)

Includes the unvested shares of restricted stock awards of 10,000 shares granted on August 17, 2012 and 20,000 shares granted on August 17, 2012. The restricted stock award of 20,000 shares on August 17, 2012 was granted under the May 2012 long-term performance-based grant. The table below details the vesting terms for these grants.

(10)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(11)	Stock option granted on March 1, 2005 for 12,500 shares vested and became exercisable in 25% increments on each annual anniversary of grant.

(12)

Includes the unvested shares of restricted stock awards of 44,444 shares granted on March 13, 2009; 20,000 shares granted on March 12, 2010; 20,000 shares granted on February 23, 2011; and 20,000 shares granted February 21, 2012. For Mr. Zaebst, the amount shown above includes 38,256 shares that have been transferred, directly or through transfer of economic interests therein, pursuant to a domestic relations order. The table below details the vesting terms for these grants.

Vesting Terms for Stock Grants from 2009 to 2012

Date of Grant	Vesting Terms (subject to accelerated vesting in certain circumstances)	Performance Vesting or Forfeitures

March 13, 2009	25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013	No Forfeiture

March 12, 2010	25% of the total number of shares on March 1 of each of 2011, 2012, 2013 and 2014	No Forfeiture

February 23, 2011	25% of the total number of shares on March 1 of each of 2012, 2013, 2014 and 2015	No Forfeiture

February 21, 2012	25% of the total number of shares on March 1 of each of 2013, 2014, 2015 and 2016.	No Forfeiture

August 17, 2012 (a)	25% of the total number of shares on August 16 of each of 2013, 2014, 2015 and 2016.	No Forfeiture

May 8, 2012 and August 17, 2012 (b)	50% of the total number of shares in the event specified Cumulative EPS and ROIC targets are achieved for fiscal year 2015. The remaining 50% of the total number of shares in the event the specified Cumulative EPS and ROIC targets are achieved for fiscal year 2016, or 100% of the total number of shares in the event the specified Cumulative EPS and ROIC targets are not achieved for fiscal 2015, but the Cumulative EPS and ROIC targets for fiscal year 2016 is achieved.	50% of the total number of shares will be forfeited in the event the specified Cumulative EPS and ROIC targets are achieved for fiscal year 2015, but not achieved for fiscal year 2016. 100% of the total number of shares will be forfeited in the event the Cumulative EPS and ROIC targets are not achieved for fiscal years 2015 and 2016.

(a)    10,000 restricted shares granted to Ms. Kozikowski on August 17, 2012.

(b)    20,000 restricted shares granted to Ms. Kozikowski on August 17, 2012.

2012 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2012 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bahram Akradi	—	—	312,798	14,182,605
Michael R. Robinson	—	—	79,224	3,558,848
Eric J. Buss	—	—	63,379	2,847,069
Jeffrey G. Zwiefel	—	—	61,209	2,739,263
Tami A. Kozikowski	—	—	—	—
Mark L. Zaebst	—	—	63,379	2,847,069

Nonqualified Deferred Compensation for 2012

The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2012 for the named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Bahram Akradi	—	—	—	—	—
Michael R. Robinson	—	—	—	—	—
Eric J. Buss	—	—	—	—	—
Jeffrey G. Zwiefel	19,481 (3)	1,699 (4)	14,389	—	114,071
Tami A. Kozikowski	—	—	—	—	—
Mark L. Zaebst	—	—	2,527	—	19,216

(1)

The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of our company, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zwiefel’s rate of return was 16.9% and Mr. Zaebst’s rate of return was 15.1%.

(2)

Includes the following amounts previously reported in prior years’ Summary Compensation Tables: Mr. Zwiefel – Salary ($8,863 in 2010 and $19,361 in 2011) and All Other Compensation ($3,722 in 2010 and $1,699 in 2011) and Mr. Zaebst – Salary ($24,750 in 2008).

(3)	This amount was reported in the “Salary” column of the Summary Compensation Table on page 22.

(4)	This amount was reported in the “All Other Compensation” column of the Summary Compensation Table on page 22.

All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of our company, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. We may make matching contributions and/or discretionary contributions to this plan. However, any matching contribution made by the company to participants under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. If we did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.

Equity Ownership Guidelines

We encourage our executives and directors to hold company shares, however, we do not have formal stock ownership guidelines.

In February 2007 we adopted a formal equity grant policy governing all awards granted under our stock incentive plans, including the grant of any shares of our common stock, restricted shares, restricted stock units, stock options, stock appreciation rights, deferred stock units, phantom stock and performance units. This policy was amended and restated in February 2013.

This policy maintains that no grants are to occur on a date when our insider trading window is closed. Annual grants, which must be approved by our compensation committee if the grant is to an executive vice president or senior vice president, are to occur on or about the same time every year. Any new hire grants are to be approved by our compensation committee, if to an executive vice president or senior vice president, at their next meeting that occurs during an open trading window. The policy requires that all grants of awards to any members of our board of directors must be approved by our board of directors and that all grants of awards to any current or new hire executive officers must be approved by our compensation committee. In February 2013, we amended the policy to allow our chief executive officer to make grants to employees who are not an executive vice president or senior vice president, subject to grant date fair value limitations. The grant of any awards made by our chief executive officer shall be reported to our compensation committee at its next regularly scheduled meeting.

Employment Agreements and Change of Control Provisions

In December 2008, our compensation committee approved a revised form of employment agreement for certain of our executive officers. During 2008, the revised employment agreements were executed by each of our executive officers. As previously discussed, Mr. Akradi, Mr. Zaebst and Ms. Kozikowski do not currently have employment agreements with us.

The employment agreements provide that if an executive’s employment is terminated by us other than for cause, death or disability, or the executive terminates his employment for good reason, other than within one year following a change of control, then we are to provide the executive with (i) payment in an amount equal to 1 1/2 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction) payable in accordance with the schedule and limitations described below; (ii) up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment during the first 12 months following the termination date; and (iii) continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, not to exceed the COBRA continuation period, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.

The payment of executive’s Target Salary in (i) above will be paid in equal installments in accordance with our regular payroll schedule commencing on the first regular payroll date after the date of executive’s termination of employment, provided that the amount equal to 1/2 of executive’s Target Salary that is otherwise payable in the first six months following the termination date shall not exceed the amount that would cause the payments to be considered a deferral of compensation under Section 409A.

The employment agreements define “good reason” as any of the following events, provided that the executive gives written notice to our company within 90 days of the first occurrence of the event and we fail to remedy the condition within 30 days thereafter:

•	our breach of any material terms or conditions of the employment agreement;

•	our executive offices are relocated outside of a 75 mile radius of its current location, if the relocation results in a material change to the location where the executive performs services for us;

•	our reduction of an executive’s Target Salary by 25% or more, or our material reduction of an executive’s duties and responsibilities; or

•

our assignment of duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, which results in a material reduction in the executive’s duties, responsibilities or authority.

The employment agreements generally define “cause” as our determination in good faith that an executive has:

•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.

Events relating to executive’s absenteeism, neglect or refusal to perform, or inability to perform, will constitute “cause” only if we provide the executive with written notice of the event and the executive fails to remedy the event within 21 business days.

Termination Other than for Cause, Death or Disability or Termination for Good Reason (Other than Within One Year Following a Change of Control)

The following table presents the estimated total amounts that would be paid out to the executive officer if his employment was terminated other than for cause, death or disability, or the executive terminated his employment for good reason, as of December 31, 2012, other than within one year following a change of control of our company.

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)(2)	Total Potential Payout ($)
Bahram Akradi	—	—	—	—
Michael R. Robinson	825,000	10,000	14,129	849,129
Eric J. Buss	675,000	10,000	14,129	699,129
Jeffrey G. Zwiefel	675,000	10,000	14,129	699,129
Tami A. Kozikowski	—	—	—	—
Mark L. Zaebst (3)	—	—	—	—

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)

Because our company’s medical plan coverage is self-funded, our company assumed that the cost of Continued Benefits Coverage would equal the difference between the company’s “net equivalency rate” as of December 31, 2012 – the amount our company charges to terminated employees who elect continued coverage under Cobra – minus the premiums for the applicable health plan. The actual amount that would be paid to the executive officer would depend upon whether the executive elected Cobra coverage pursuant to his employment agreement and would equal the amounts actually paid by our company for claims related to the covered period minus the amount the executive actually paid for medical plan coverage.

(3)	Upon his retirement from his position as executive vice president, Mr. Zaebst’s employment agreement was terminated and therefore, he forfeited any future payments under such agreement.

Termination Other than for Cause, Death or Disability or Termination for Good Reason Within One Year of a Change of Control

The employment agreements also provide that if the executive’s employment with us or a successor is terminated by us within one year of a change of control for any reason other than cause, death or disability, or by the executive within one year of a change of control for good reason, then the executive will receive the same benefits as set forth above, subject to the same schedule and limitations; and in addition, we will pay the executive an amount equal to 1/4 of the Target Salary, payable in equal installments in accordance with our regular payroll schedule over the three month period beginning after completion of the Target Salary payments described above.

In addition, our 2004 Plan and 2011 Plan, and the agreements relating to stock option and restricted stock awards subject to those plans provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change of control of our company. However, in the event of a change of control, our compensation committee has the right to cancel any outstanding options under the 2004 Plan and 2011 Plan and to cause us to instead pay the optionee the excess of the fair market value of the option shares covered by the option over the exercise price of the option at the date that our compensation committee provides a buy-out notice.

Awards granted before April 24, 2008, under the 2004 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least a majority of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of us or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our real estate.

The employment agreements, as well as awards granted after April 24, 2008 under the 2004 Plan, and awards granted under the 2011 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least 50% of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger or consolidation of our company with any other corporation or other entity, a statutory share exchange involving our capital stock, or a sale or other disposition of all or substantially all of our assets (other than in connection with a sale-leaseback of our company’s real estate) unless our shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied;

•	the acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; or

•	a plan to liquidate or dissolve our company.

The following table presents (i) the estimated total amounts that would be paid out (including the cost of continued benefits coverage to our company) to each named executive officer if the officer’s employment were terminated by us or a successor for any reason other than cause, death or disability, or by the named executive officer for good reason, as of December 31, 2012, and within one year of a change of control; and (ii) the intrinsic value of restricted stock awards whose vesting would be accelerated, if a change of control occurred as of December 31, 2012:

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)(2)	Value of Accelerated Equity Awards ($)(3)	Total Potential Payout ($)
Bahram Akradi	—	—	—	25,013,246	25,013,246
Michael R. Robinson	962,500	10,000	14,129	5,912,040	6,898,669
Eric J. Buss	787,500	10,000	14,129	5,221,722	6,033,351
Jeffrey G. Zwiefel	787,500	10,000	14,129	5,130,165	5,941,794
Tami A. Kozikowski	—	—	—	1,476,300	1,476,300
Mark L. Zaebst	—	—	—	2,761,222	2,761,222

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)

Because our company’s medical plan coverage is self-funded, our company assumed that the cost of Continued Benefits Coverage would equal the difference between the company’s “net equivalency rate” as of December 31, 2012 – the amount our company charges to terminated employees who elect continued coverage under Cobra – minus the premiums for the applicable health plan. The actual amount that would be paid to the executive officer would depend upon whether the executive elected Cobra coverage pursuant to his employment agreement and would equal the amounts actually paid by our company for claims related to the covered period minus the amount the executive actually paid for medical plan coverage.

(3)

Value based on a share price of $49.21, which was the closing price for a share of our common stock on the NYSE on December 31, 2012. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares. There were no unvested stock options as of December 31, 2012. Of the amounts shown, the amounts listed below relate to the May 2012 long-term performance-based restricted stock grant, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee: Mr. Akradi - $11,810,400, Messrs. Robinson, Buss and Zwiefel - $2,460,500, and Ms. Kozikowski - $984,200, which was granted to Ms. Kozikowski in August 2012.

Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change of control, is conditioned upon the executive signing and not rescinding a global release of all claims against us, and remaining in compliance with his obligations under the employment agreement to (i) protect our confidential information, (ii) refrain from competing with us for 18 months (or 24 months in connection with a change of control) after his termination of employment, (iii) refrain from hiring any of our employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 12 months after his termination of employment.

Acceleration of Vesting of Equity Awards

Under our 2004 and 2011 Plans, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed.

Beginning in 2006, each restricted stock agreement granted by us to our employees, including our executive officers, provides for the complete vesting of all restricted stock upon termination of employment due to death or disability. However, the restricted stock agreements issued in connection with the May 2012 (and August 17, 2012 for Ms. Kozikowski) restricted stock grant do not provide for complete vesting of all restricted stock upon termination of employment due to death or disability. If an executive’s employment terminates for any reason other than death, disability or cause (defined in a manner similar to that in our employment agreements), his or her outstanding stock options will remain exercisable for a period of 90 days after termination to the extent they were exercisable immediately before termination, but any unvested shares of restricted stock will be forfeited. The following table presents the value of the restricted stock awards whose vesting would be accelerated, if the named executive officer’s employment were terminated due to death or disability as of December 31, 2012:

Name	Value of Accelerated Equity Awards ($)(1)
Bahram Akradi	13,202,846
Michael R. Robinson	3,451,540
Eric J. Buss	2,761,222
Jeffrey G. Zwiefel	2,670,135
Tami A. Kozikowski	492,100
Mark L. Zaebst	2,761,222

(1)

Value based on a share price of $49.21, which was the closing price for a share of our common stock on the NYSE on December 31, 2012. The value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated. There were no unvested stock options as of December 31, 2012.

COMPENSATION OF DIRECTORS

Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend and annual chairperson and lead director fees, if applicable, and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.

Director Compensation Table

The following table shows, for each of our non-employee directors, information concerning annual cash and long-term equity compensation earned for services in all capacities during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Giles H. Bateman	78,244	100,016	178,260
Jack W. Eugster	63,244	100,016	163,260
Guy C. Jackson	78,244	100,016	178,260
John K. Lloyd	63,244	100,016	163,260
Martha A. Morfitt	63,244	100,016	163,260
John B. Richards	73,244	100,016	173,260
Joseph S. Vassalluzzo	168,244	125,009	293,253

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718 for the fiscal year ended December 31, 2012. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the NYSE on the date of grant.

All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan and 2011 Plan. Directors may vote and receive dividends, if any, on restricted shares that they hold; however, they are not entitled to receive dividends, if declared, until the underlying restricted shares vest. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan and 2011 Plan (see “Employment Agreements and Change of Control Provisions” section on page 28), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.

The following table shows, for each of our non-employee directors, the aggregate number of stock awards outstanding as of December 31, 2012:

Name	Aggregate Stock Awards Outstanding as of 12/31/12 (#)
Giles H. Bateman	4,658
Jack W. Eugster	4,658
Guy C. Jackson	4,658
John K. Lloyd	4,658
Martha A. Morfitt	4,658
John B. Richards	4,658
Joseph S. Vassalluzzo	7,879

Stipend

An annual stipend of $60,000 is paid to each non-employee director. The stipend is paid in cash quarterly after the end of each calendar quarter, in arrears.

Chairperson Fees

The chairpersons of our audit, compensation and finance committees each receive an annual payment of $15,000, and the chairperson of our governance and nominating committee receives an annual payment of $10,000. The annual committee chairperson fees are paid in cash quarterly after the end of each calendar quarter, in arrears.

Lead Director Fees

Our company’s non-employee lead director receives an additional fee of $90,000 annually. The lead director fee is paid in cash quarterly after the end of each calendar quarter, in arrears.

Restricted Stock

Each non-employee director who joins our board of directors receives an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. We had no new non-employee directors in fiscal year 2012.

Each non-employee director, other than our lead director, receives an annual restricted stock grant with a fair market value at grant date of $100,000 on the date of our annual shareholder meeting, or the first day of the next open trading window. The grants lapse ratably on each annual anniversary of the date of grant over a three year period. Pursuant to this provision, Messrs. Bateman, Eugster, Jackson, Lloyd and Richards and Ms. Morfitt were each granted 2,237 shares of restricted stock on April 24, 2012.

Our lead director receives an annual restricted stock grant with a fair market value at grant date of $125,000 on the date of our annual shareholder meeting. The grants lapse ratably on each annual anniversary of the date of grant over a three year period. Pursuant to this provision, Mr. Vassalluzzo was granted 2,796 shares of restricted stock on April 24, 2012.

Other Compensation

For the fiscal year ended December 31, 2012, all non-employee directors were provided a payment equal to the value of a one year Life Time Fitness Diamond Family Membership, which is included in the “Fees Earned or Paid in Cash” column of the Director Compensation Table on page 31.

We reimburse all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.

PROPOSAL NO. 3 – APPROVAL OF THE LIFE TIME FITNESS, INC. EXECUTIVE CASH BONUS PLAN

Our board of directors, upon recommendation of our compensation committee, approved the Life Time Fitness, Inc. Executive Cash Bonus Plan (the “Cash Bonus Plan”) on February 20, 2013, subject to shareholder approval. Our board of directors is requesting approval of the Cash Bonus Plan, in part, to ensure that awards that are granted pursuant to the Cash Bonus Plan qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. This approval is required pursuant to Section 162(m) every five years.

The purpose of the Cash Bonus Plan is to motivate our executive officers and other key employees to improve the overall performance of our company and reward them when our company achieves specific measurable results. The Cash Bonus Plan provides cash awards to executive officers and other key employees to encourage them to work to produce a strong return for our shareholders and to encourage them to remain in the employ of Life Time Fitness, Inc. The Cash Bonus Plan gives the compensation committee discretion to choose one or more appropriate performance targets by which to measure the performance of our executive officers and other key employees in any given performance period.

The material features of the Cash Bonus Plan are summarized below. A copy of the Cash Bonus Plan is attached to this proxy statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the Cash Bonus Plan.

The Cash Bonus Plan is a multi-year plan that can be used for awards in 2014 and future years. The Cash Bonus Plan is substantially similar to the Executive Cash Bonus Plan that was approved by shareholders at the 2008 annual meeting of shareholders and became effective January 1, 2009, subject to the following differences:

•

The proposed Cash Bonus Plan permits performance periods of any length as may be determined by the Committee, instead of performance periods of up to one fiscal year. This change permits us to use the Cash Bonus Plan for the grant of longer term cash incentive awards.

•

A corresponding change has been made to the maximum award that may be made to a covered officer to clarify that the maximum awards made to any such person cannot entitle that person to receive more than $5 million in any fiscal year.

Administration. The compensation committee, all of whose members are independent, non-employee directors, will administer the Cash Bonus Plan. The compensation committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the Cash Bonus Plan, as it considers appropriate, to the executive officers and other key employees. The compensation committee will have the authority to interpret all provisions of the Cash Bonus Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Cash Bonus Plan and to make all other determinations necessary or advisable for the administration of the Cash Bonus Plan. The compensation committee may delegate its Cash Bonus Plan administration authority to the chief executive officer with respect to eligible employees who are not executive officers. Awards granted pursuant to such delegated authority will be made consistent with the criteria established by the committee and will be subject to any other restriction placed on the delegation by the committee.

Eligibility. Any executive officer and other key employee(s) designated by the compensation committee from time to time are eligible to participate in the Cash Bonus Plan. The compensation committee determines which executive officers and other key employees will participate in the Cash Bonus Plan for a given year or other performance period and the compensation committee may select the executive officers and other key employees it deems appropriate to participate in the Cash Bonus Plan no later than the lesser of the first ninety days or the first twenty-five percent of a performance period.

Determination of Performance Targets. Awards may be based on one or more or any combination of the following performance targets chosen by the compensation committee:

•	stock price;

•	market share;

•	sales,

•	revenue;

•	cash flow;

•	sales volume;

•	earnings per share;

•	EBITDA;

•	pre-tax income or earnings before taxes;

•	return on equity;

•	return on assets;

•	return on sales;

•	return on invested capital;

•	economic value added;

•	net earnings;

•	total shareholder return;

•	gross margin; and/or

•	costs.

In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance targets may include any other measures as the compensation committee may determine.

The compensation committee may select different performance targets for different participants in any performance period that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function, business unit or affiliate in which the participant is employed. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis or as a change from preceding performance periods. The performance goals based on these performance targets may be made relative to the performance of other corporations. In addition to selecting the performance targets, the compensation committee will also approve the level of attainment required to earn a payment under an award. In recent years, the compensation committee has selected earnings before income taxes and return on invested capital as the performance measures for our executive officers.

Determination of Cash Incentive Amounts. The degree of attainment for each participant to receive an award will be determined by the compensation committee. At the end of the performance period, the compensation committee will certify in writing the degree to which performance targets were attained and the awards payable to the participants. The participants will receive payment in cash as soon as practicable, but no sooner than two and a half months after the end of the calendar year in which the performance period ended. A participant must be employed on the date of payment in order to receive a payout of an award, unless the participant’s employment terminates due to death or disability, in which case the participant (or the participant’s successor) shall be entitled to a prorated payment for the portion of the performance period during which the participant was employed. At any time during the performance period, the compensation committee has discretion to amend the performance targets to reflect material adjustments in or changes to our policies, to reflect material corporate changes such as mergers or acquisitions, and to reflect such other events having a material impact on the performance targets, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments. No covered officer may receive awards that entitle him or her to receive more than $5 million for any calendar year.

Amendments. The board of directors may at any time terminate, suspend or modify the Cash Bonus Plan and the terms and provisions of any award to any participant that has not been paid. Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the Cash Bonus Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters. As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance targets and re-approve those material terms every five years. Amounts paid under the objective performance targets established under the

Cash Bonus Plan will, under current tax law, qualify as performance-based compensation if shareholders approve the Cash Bonus Plan.

Plan Benefits. The Cash Bonus Plan will be effective January 1, 2014 so long as it is approved at the 2013 annual meeting of shareholders or any adjournment thereof. As a result, the first awards granted under the Cash Bonus Plan will relate to fiscal 2014. Amounts payable under the Cash Bonus Plan for fiscal 2014 are not determinable because the performance targets and target opportunities will not be set by the compensation committee until early in fiscal 2014. However, the benefits paid to our named executive officers under the similar plan for fiscal 2012 are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 22.

Our board of directors recommends that the shareholders vote for the approval of the Life Time Fitness, Inc. Executive Cash Bonus Plan.

PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the “Compensation Discussion and Analysis” section on page 12 of this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section on page 12, we believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Accordingly, our executive compensation programs are designed to:

•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.

Shareholders are urged to read the “Compensation Discussion and Analysis” section on page 12, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is merely advisory and will not be binding upon our board of directors. However, our board of directors encourages all shareholders to vote their shares on this matter in order to express their opinions on our named executive officers’ compensation packages.

Our board of directors recommends that the shareholders vote for the compensation of our named executive officers, as disclosed in this proxy statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 26, 2013 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 26, 2013, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 43,484,971 shares of our common stock outstanding on February 26, 2013. The address for each executive officer and director is 2902 Corporate Place, Chanhassen, MN 55317.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Principal Shareholders:
Wells Fargo & Company (1) 420 Montgomery Street San Francisco, CA 94104	4,340,540	10.15%
Wasatch Advisors, Inc. (2) 150 Social Hall Avenue Salt Lake City, UT 84111	3,145,608	7.20%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,996,426	6.88%
Columbia Wanger Asset Management, L.P. (4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,963,250	6.80%
Kornitzer Capital Management, Inc. (5) 5420 West 61st Place Shawnee Mission, KS 66205	2,642,655	6.24%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	2,267,875	5.20%
Non-Employee Directors:
Giles H. Bateman	20,768	*
Jack W. Eugster	21,009	*
Guy C. Jackson	22,267	*
John K. Lloyd	16,709	*
Martha A. Morfitt	16,462	*
John B. Richards	8,874	*
Joseph S. Vassalluzzo	75,886	*
Named Executive Officers:
Bahram Akradi (7)	2,738,296	6.30%
Michael R. Robinson (8)	322,639	*
Eric J. Buss	230,133	*
Mark L. Zaebst (9)	92,110	*
Jeffrey G. Zwiefel (10)	188,911	*
Tami A. Kozikowski	42,000	*
All current directors and executive officers as a group (12 persons) (11)	3,703,954	8.50%

*	Less than 1%

(1)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012. The securities are beneficially owned by Wells Fargo & Company and related entities, including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo & Company reported sole voting power for 47,299 shares, shared voting power for 3,940,653 shares, sole dispositive power for 47,299 shares and shared dispositive power of 7,639,554 shares. Wells Capital Management Incorporated reported sole voting power for 0 shares, shared voting power for 249,124 shares, sole dispositive power for 0 shares and shared dispositive power for 3,907,674 shares. Wells Fargo Funds Management, LLC reported sole voting power for 91shares, shared voting power for 3,445,461 shares, sole dispositive power for 91 shares and shared dispositive power for 3,445,461 shares.

(2)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012. The shares reported by Columbia Wanger Asset Management, LLC include shares held by Columbia Acorn Fund (CAF), a Massachusetts business trust that is advised by the reporting person. CAF holds 5.2% of the outstanding shares of the Company. These two funds have sole voting power for 2,747,250 and sole dispositive power for 2,963,250.

(5)

Based on information contained in a Schedule 13G filed with the SEC on January 24, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012. Kornitzer Capital Management, Inc. had sole voting power for 2,642,655 shares, shared voting power for 0 shares, sole dispositive power for 2,565,590 shares and shared dispositive power for 77,065 shares.

(6)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2013, reflecting the shareholder’s beneficial ownership as of December 31, 2012. The Vanguard Group had sole voting power for 59,235 shares, shared voting power for 0 shares, sole dispositive power for 2,210,640 shares and shared dispositive power for 57,235 shares.

(7)	Includes the 60,000 shares held in a trust for the benefit of Mr. Akradi’s children. One of Mr. Akradi’s child is a co-trustee of the trust. Mr. Akradi disclaims beneficial ownership of these shares.

(8)	Includes 87,500 shares of common stock underlying options that are exercisable within 60 days of February 26, 2013.

(9)	Includes 11,375 shares of common stock underlying options that are exercisable within 60 days of February 26, 2013.

(10)	Includes 9,000 shares of common stock underlying options that are exercisable within 60 days of February 26, 2013.

(11)

Includes 96,500 shares of common stock underlying options issued to two executive officers that are exercisable within 60 days of February 26, 2013. These amounts do not include Mr. Zaebst’s ownership.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

In February 2007, our board of directors adopted a formal written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the SEC. This policy was most recently amended in December 2010. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person”:

•	transactions available to all employees or all shareholders of our company on the same terms; and

•

transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year, which is the threshold for disclosure of related person transactions under applicable SEC rules.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.

Related Person Transaction Summary

Prior to the adoption of our related person transaction approval policy, our company entered into the transaction described below. We believe that the transaction set forth below was on terms no less favorable than we could have obtained from unaffiliated parties.

In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. We paid $604,997 in rent in 2012 pursuant to this lease. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained at the time of transaction to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.

Other than the transaction set forth above, our company had no other transactions during fiscal 2012 which required review, approval or ratification under our related person transaction approval policy or where the related person transaction approval policy’s policies and procedures were not followed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 for compensation plans under which securities may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	291,510 (1)	$24.96	2,743,565 (2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	291,150	$24.96	2,743,565

(1)

This amount includes shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan; shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan.

(2)

This amount includes 1,455,745 shares available for issuance pursuant to equity awards that could be granted in the future under the 2011 Plan and 1,287,820 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of reports and written representations furnished to it, the company believes that during the fiscal year ended December 31, 2012, all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of our stock pursuant to Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Our Annual Report for the year ended December 31, 2012, including consolidated financial statements, is available on the Internet. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access these materials.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report for the year ended December 31, 2012, to be filed with the SEC for the fiscal year ended December 31, 2012, may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Dated: March 7, 2013

Appendix A

LIFE TIME FITNESS, INC.

EXECUTIVE CASH BONUS PLAN

1. Purpose. The purpose of the Life Time Fitness, Inc. Executive Cash Bonus Plan (the “Plan”) is to provide incentives to the executive officers and other key employees of Life Time Fitness, Inc. (the “Company”) and its affiliates to work to produce a strong return to the shareholders of the Company and to encourage such executive officers and other key employees to remain in the employ of the Company and its affiliates. Certain amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

2. Definitions. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

“Award” means an award payable to a Participant pursuant to Section 4 hereof.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

“Covered Employee” means all Participants whose compensation, in the Performance Period for which the Award is calculated, is or, in the Compensation Committee’s discretion, may be subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

“Disability” shall have the meaning set forth in the long-term disability program of the Company, unless otherwise defined in an individual agreement applicable to the Participant.

“Eligible Employee” means any executive officer or other key employee of the Company or an affiliate thereof.

“Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

“Performance Period” means the Company’s fiscal year or such other period as determined by the Committee.

“Performance-Based Compensation” means an Award to a Covered Employee that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

3. Administration.

3.1 Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

3.2 Delegation. The Committee may delegate to the Chief Executive Officer the authority, with respect to Eligible Employees who are not executive officers of the Company, to (i) determine which such Eligible Employees will be granted Awards under the Plan, (ii) the amount and terms of Awards under the Plan for such Participants and (iii) take all other actions of the Committee, including administration and interpretation, of such Awards. Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Committee and shall be subject to any other restrictions placed on the delegation by the Committee.

3.3 Indemnification. To the full extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

4. Awards.

4.1 Allocation of Awards. Within the lesser of the first ninety (90) days or the first twenty-five percent (25%) of the Performance Period, the Committee may select such Eligible Employees as it deems appropriate to participate in the Plan. Eligible Employees selected to participate will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Committee that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function, business unit or affiliate of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales, revenue, cash flow, sales volume, earnings per share, EBITDA, pre-tax income, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis or as a change from preceding Performance Periods. The performance goals based on these performance targets may also be made relative to the performance of other corporations. In addition, with respect to an Award that is not intended to qualify as Performance-Based Compensation, performance targets may include any other measures determined by the Committee.

4.2 Maximum Amount of Awards. No Covered Employee shall be entitled to receive Awards that entitle the Covered Employee to receive more than $5,000,000 for any calendar year.

4.3 Adjustments. At any time during the Performance Period, the Committee may amend the targets for a Performance Period to reflect material adjustments in or changes to the Company’s policies, to reflect material Company changes such as mergers or acquisitions, and to reflect such other events having a material impact on the targets, provided that no such adjustment shall be made to an Award intended to qualify as Performance-Based Compensation if the effect of such adjustment would be to cause the Award to fail to qualify as Performance-Based Compensation. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

4.4 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.4, provided that payment shall be made no more than two and a half months after the end of the calendar year in which the Performance Period ended. A Participant must be employed on the date of payment in order to receive a payout of an Award, unless the Participant’s employment terminates due to death or Disability, in which case the Participant (or his or her successors) shall be entitled to a prorated payment for the portion of the Performance Period during which the Participant was employed.

4.5 New Hires; Job Changes. Newly hired or promoted Participants are eligible for participation beginning with the first day of the month following their hire or promotion date. If a Participant moves to a new position during a Performance Period that has a different target pay opportunity, any payments under this Plan will be prorated for time in the respective positions. Notwithstanding the foregoing, no Award that is intended to qualify as Performance-Based Compensation shall be made to any new hire or promoted Eligible Employee, and no change in target pay opportunity may be to an Eligible Employee, unless expressly approved by the Committee in accordance with the requirements of Section 162(m) of the Code and regulations promulgated thereunder.

5. Effective Date of the Plan. The Plan shall become effective as of January 1, 2014; provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy on this matter at the 2013 annual meeting of shareholders of the Company or any adjournment thereof and that the affirmative vote is of a majority of the minimum number of outstanding shares of Common Stock of the Company necessary to constitute a quorum for the transaction of business at the meeting. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6. Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

7. Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8. Amendment, Modification and Termination of the Plan. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9. Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its direct or indirect subsidiaries.

10. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11. Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

MAP AND DIRECTIONS

2013 Annual Meeting of Shareholders

April 25, 2013 • 1:00 p.m. CDT

2902 Corporate Place, Chanhassen, MN 55317

Directions from Minneapolis/St. Paul International Airport

(approximately 30-40 minutes):

•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Directions from downtown Minneapolis

(approximately 30-40 minutes):

•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

LIFE TIME FITNESS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M54028-P33276	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFE TIME FITNESS, INC.
The Board of Directors recommends you vote FOR each of the following nominees in proposal 1:
1.	Election of Directors	For	Against	Abstain

	1a. Bahram Akradi	☐	☐	☐

	1b. Giles H. Bateman	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

	1c. Jack W. Eugster	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

	1d. Guy C. Jackson	☐	☐	☐	3.	To approve the Life Time Fitness, Inc. Executive Cash Bonus Plan.	☐	☐	☐

	1e. John K. Lloyd	☐	☐	☐	4.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement.	☐	☐	☐

	1f. Martha A. Morfitt	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1g. John B. Richards	☐	☐	☐		.

	1h. Joseph S. Vassalluzzo	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

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M54029-P33276

LIFE TIME FITNESS, INC. Annual Meeting of Shareholders April 25, 2013 1:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby revokes all prior proxies and appoint(s) Bahram Akradi and Erik A. Lindseth, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Life Time Fitness, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 1:00 PM CDT on April 25, 2013, at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, MN 55317, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side